Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-217105) and related Prospectus of Coupa Software Incorporated for the registration of its common stock and to the incorporation by reference of our report dated April 3, 2017, with respect to the consolidated financial statements and schedule of Coupa Software Incorporated included in its Annual Report (Form 10-K) for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 11, 2017